Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

May 23, 2017

Rapid7, Inc.

100 Summer Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to Rapid7, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on a Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus (the “Base Prospectus”) filed as part of the Registration Statement. The Base Prospectus provides that it will be supplemented in the future by one or more related prospectus supplements (each, a “Prospectus Supplement”), and any free-writing prospectus(es). The Registration Statement, including the Base Prospectus as supplemented from time to time by one or more Prospectus Supplements and any free-writing prospectus(es), covers the registration of (a) up to $50,000,000 of shares (the “Company Shares”) of the Company’s common stock, par value $0.01 (“Common Stock”) to be sold by the Company and (b) the resale of up to 18,419,274 shares (the “Resale Shares”) of Common Stock currently held by certain selling stockholders to be identified in one or more Prospectus Supplements.

The Company Shares and the Resale Shares are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that due authorization is not assumed as to the Company). We have undertaken no independent verification with respect to such matters. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

500 BOYLSTON STREET, BOSTON, MA 02116-3736   T: (617) 937-2300   F: (617) 937-2400 WWW.COOLEY.COM

Rapid7, Inc.

May 23, 2017

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Resale Shares have been validly issued and are fully paid and non-assessable;

2. With respect to the Company Shares, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of the Company Shares has been duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Company Shares do not violate any applicable law, is in conformity with the Company’s then operative amended and restated certificate of incorporation and amended and restated bylaws), does not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance, (v) that the consideration for the issuance and sale of the Company Shares is in an amount that is not less than the par value of the Common Stock, and (vi) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Company Shares, when sold and issued as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid and non-assessable.

500 BOYLSTON STREET, BOSTON, MA 02116-3736   T: (617) 937-2300   F: (617) 937-2400 WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire